Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-212071 on Form S-3 and Registration Statement No. 333-63278, 333-125555, 333-147263, 333-175066, 333-206011 on Form S-8 of our reports dated February 24, 2017, relating to the consolidated financial statements of AV Homes, Inc. and subsidiaries, and the effectiveness of AV Homes, Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of AV Homes, Inc. for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona
February 24, 2017